Exhibit 99.1

Texas Roadhouse, Inc. Appoints Jane Grote Abell to Board of Directors

LOUISVILLE, Ky., March 1, 2024 - Texas Roadhouse, Inc. (Nasdaq: TXRH) announced today that Jane Grote Abell has been appointed to the Company’s Board of Directors. This increases the size of the board to nine members.

Ms. Abell is currently the Executive Chairwoman of the Board of Directors and Chief Purpose Officer for Donatos Pizza, a Columbus, Ohio based premium pizza concept with over 460 locations in 29 states.

Jerry Morgan, Texas Roadhouse Chief Executive Officer, commented, “We are excited to have Jane join our Board of Directors. With over 30 years in the restaurant industry, her operations experience and commitment to people-first leadership will be an asset to our Company.”

In addition to her current position as Executive Chairwoman of the Board of Directors and Chief Purpose Officer, Ms. Abell is a founding family member of Donatos Pizza and Jane’s Dough Premium Foods, all positions she has held since 2010. She previously served as Senior Vice President of Business Development for Donatos where she led growth for franchising and development during the period of time in which Donatos was owned by the McDonald’s Corporation.

About the Company

Texas Roadhouse, Inc. is a growing restaurant company operating predominantly in the casual dining segment that first opened in 1993 and today has grown to over 740 restaurants systemwide in 49 states and ten foreign countries. For more information, please visit the company’s website at www.texasroadhouse.com.

Contacts

Investor Relations:
Michael Bailen

(502) 515-7298

Media:
Travis Doster
(502) 638-5457

Photo available upon request.